Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Plan Administrator
Macatawa Bank 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-76100) on Form S-8 of Macatawa Bank Corporation, of our report dated May 25, 2005, with respect to the statement of net assets available for benefits of Macatawa Bank 401(k) Plan as of December 31, 2004, the related statement of changes in net assets available for benefits for the year then ended, and the related December 31, 2004 supplemental schedule of assets (held at end of year), which report appears in the December 31, 2004 annual report on Form 11-K of Macatawa Bank 401(k) Plan.

/s/ Rehmann Robson REHMANN ROBSON

Saginaw, Michigan
June 15, 2005

5800 Gratiot • Suite 201 • P.O. Box 2025 • Saginaw, MI 48605 • 989.799.9580 • Fax 989.799.0227 • www.rehmann.com